UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported)   August 14, 2006
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5620 (Commission File Number)	23-1609753 (IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA (Address of Principal Executive Offices) Registrant’s telephone number, including area code	19087 (Zip Code) 610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.
On August 14, 2006, the Registrant, Mantas, Inc. (“Mantas”), an indirect, majority-owned subsidiary of the Registrant, and the other principal stockholders of Mantas entered into an Agreement and Plan of Merger (the “Merger Agreement”) with i-flex solutions, ltd. (Reuters: IFLX.BO & IFLX.NS) based in Mumbai, India (“i-flex”). Upon satisfaction of the conditions described in the Merger Agreement, at the effective time of the Merger, Mantas will become a wholly-owned subsidiary of i-flex. i-flex is a majority-owned subsidiary of Oracle Corporation (Nasdaq: ORCL).
In the transaction, the aggregate merger consideration is $122.6 million (plus approximately $3 million of anticipated cash balances at closing). The Registrant has an 88% interest in Mantas and expects to receive net proceeds (after transaction expenses) of approximately $112 million. The Registrant expects to report a gain on the transaction of approximately $82 million when it closes.
The terms of the merger, including the amount of the merger consideration, are subject to potential adjustments, and approximately $19 million of the Registrant’s anticipated proceeds will be held in an escrow account through April 15, 2008 to fund indemnification claims which could arise following the merger. The completion of the transaction is subject to customary conditions, including expiration of the Hart-Scott-Rodino antitrust waiting period, and is expected to close in the third quarter of 2006. The Merger Agreement contains customary representations, warranties and indemnification obligations of the parties to the transaction.
A copy of the press release issued by the Company in connection with the Merger Agreement is attached hereto as Exhibit 99.1. The information set forth above is qualified in its entirety by reference to the Merger Agreement, attached hereto as Exhibit 99.2, which is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits

(c)	Exhibits
99.1	Press Release dated August 14, 2006
99.2	Agreement and Plan of Merger, dated as of August 14, 2006, among Safeguard Scientifics, Inc., Safeguard Delaware, Inc., Safeguard 2001 Capital, L.P., SRA Ventures, LLC, SRA International, Inc., Systems Research and Application Corporation, Mantas, Inc., i-flex solutions, ltd., i-flex America, inc. and Mandarin Acquisition Corp.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: August 14, 2006	By:	STEVEN J. FEDER Steven J. Feder Senior Vice President and General Counsel